                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 Schedule 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No._______)*

                             Hybrid Networks, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   44860K102
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

   [_] Rule 13d-1(b)

   [_] Rule 13d-1(c)

   [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                 Page 1 of 30
                      Exhibit Index Contained on Page 28

  -------------------                                   ------------------
  CUSIP NO. 44860K102                 13G               Page 2 of 30 Pages
  -------------------                                   ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel IV L.P. ("A4")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     5.   1,101,022 shares, except that Accel IV Associates L.P.
                          ("A4A"), the general partner of A4, may be deemed to
                          have sole voting power with respect to such shares and
     NUMBER OF            James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"),
                          Eugene D. Hill, III ("Hill"), Paul H. Klingenstein
      SHARES              ("Klingenstein"), Arthur C. Patterson ("Patterson"),
                          G. Carter Sednaoui ("Sednaoui"), James R. Swartz
   BENEFICIALLY           ("Swartz") and Swartz Family Partnership L.P. ("SFP"),
                          the general partners of A4A, may be deemed to have
     OWNED BY             shared voting power with respect to such shares.
                   -----------------------------------------------------------
       EACH               SHARED VOTING POWER
                     6.
    REPORTING
                          See response to row 5
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER

       WITH          7.   1,010,022 shares,except that A4A, the general partner
                          of A4A, may be deemed to have sole dispositive power
                          with respect to such shares and Breyer, Evnin, Hill,
                          Klingenstein, Patterson, Sednaoui, Swartz and SFP, the
                          general partners of A4A, may be deemed to have shared
                          dispositive power with respect to such shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,010,022
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------                                        ------------------
  CUSIP NO. 44860K102                13G                     Page 3 of 30 Pages
  -------------------                                        ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Accel Keirestsu L.P. ("AK")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     5.   20,952 shares, except that Accel Partners & Co., Inc.
                          ("AP&C"), the general partner of AK, may be deemed to
                          have sole voting powers with respect to such shares
     NUMBER OF            and James W. Breyer ("Breyer"), Arthur C. Patterson
                          ("Patterson"), G. Carter Sednaoui ("Sednaoui") and
      SHARES              James R. Swartz ("Swartz"), the officers of AP&C, may
                          be deemed to have shared voting powers with respect to
   BENEFICIALLY           such shares
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     6.
       EACH
                          See response to row 5
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER

      PERSON         7.   20,952 shares, except that AP&C, the general partner
                          of AK, may be deemed to have sole dispositive powers
       WITH               with respect to such shares and Breyer, Patterson,
                          Sednaoui and Swartz, the officers of AP&C, may be
                          deemed to have shared dispositive powers with respect
                          to such shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.

                          See response to row 7
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      20,952
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------                                ------------------
  CUSIP NO. 44860K102                 13G            Page 4 of 30 Pages
  -------------------                                ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel Partners & Co. Inc. ("AP&C")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     5.   20,952 shares, all of which are directly owned by
                          Accel Keirestu L.P. ("AK"). AP&C, the general partner
                          of AK, may be deemed to have sole power to vote these
     NUMBER OF            shares, and James W. Breyer ("Breyer"), Arthur C.
                          Patterson ("Patterson"), G. Carter Sednaoui
      SHARES              ("Sednaoui") and James R. Swartz ("Swartz"), the
                          officers of AP&C, may be deemed to have shared power
   BENEFICIALLY           to vote these shares.
                  -----------------------------------------------------------
     OWNED BY            SHARED VOTING POWER
                    6.
       EACH
                         See response to row 5.
    REPORTING     -----------------------------------------------------------
                         SOLE DISPOSITIVE POWER

      PERSON        7.   20,952 shares, all of which are directly owned by AK.
                         AP&C, the general partner of AK, may be deemed to have
       WITH              sole power to dispose of these shares, and Breyer,
                         Patterson, Sednaoui and Swartz, the officers of AP&C,
                         may be deemed to have shared power to dispose of these
                         shares.
                  -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                    8.

                         See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      20,952
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------                                 ------------------
  CUSIP NO. 44860K102                 13G             Page 5 of 30 Pages
  -------------------                                 ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel Investors '95 L.P. ("AI95")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                        SOLE VOTING POWER

                   5.   47,344 shares, except that James W. Breyer
                        ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                        III ("Hill"), Paul H. Klingenstein ("Klingenstein"),
     NUMBER OF          Arthur C. Patterson ("Patterson"), G. Carter
                        Sednaoui ("Sednaoui"), James R. Swartz ("Swartz"),
      SHARES            the general partners of AI95, may be deemed to have
                        shared voting power with respect to such shares.
    BENEFICIALLY  ----------------------------------------------------------
                        SHARED VOTING POWER
      OWNED BY     6.

        EACH            See response to row 5.
                  ----------------------------------------------------------
     REPORTING          SOLE DISPOSITIVE POWER

                   7.   47,344 shares, except that Breyer, Evnin, Hill,
       PERSON Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI95, may be deemed to have
        WITH            shared dispositive power with respect to such
                        shares.
                 -----------------------------------------------------------
                        SHARED DISPOSITIVE POWER
                   8.
                        See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      47,344
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------                                 ------------------
  CUSIP NO. 44860K102                 13G             Page 6 of 30 Pages
  -------------------                                 ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      ACCEL IV ASSOCIATES L.P. ("A4A")
      Tax ID Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     5.   1,010,022 shares, all of which are directly owned
       NUMBER OF          by Accel IV L.P. ("A4"). A4A, the general partner
                          of A4, may be deemed to have sole power to vote
        SHARES            these shares, and Swartz Family Partnership L.P.
                          ("SFP"), James W. Breyer ("Breyer"), Luke B. Evnin
     BENEFICIALLY         ("Evnin"), Eugene D. Hill, III ("Hill"), Paul H.
                          Klingenstein ("Klingenstein"), Arthur C. Patterson
       OWNED BY           ("Patterson"), G. Carter Sednaoui ("Sednaoui") and
                          James R. Swartz ("Swartz"), the general partners
         EACH             of A4A, may be deemed to have shared power to vote
                          these shares.
      REPORTING    -----------------------------------------------------------
                          SHARED VOTING POWER
        PERSON       6.
                          See response to row 5.
         WITH      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER

                     7.   1,010,022 shares, all of which are directly owned
                          by A4. A4A, the general partner of A4, may be
                          deemed to have sole power to dispose of these
                          shares and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared
                          power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,010,022
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------                                 ------------------
  CUSIP NO. 44860K102                  13G            Page 7 of 30 Pages
  -------------------                                 ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Swartz Family Partnership L.P. ("SFP")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      6.   1,010,022 shares, all of which are directly owned
                          by Accel IV L.P. ("A4"). SFP is a general partner
     OWNED BY             of Accel IV Associates L.P. ("A4A"), the general
                          partner of A4, and may be deemed to have shared
       EACH               voting power with respect to such shares.
                 -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7.
      PERSON              0 shares
                 -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER

                     8.   1,010,022 shares, all of which are directly owned
                          by A4. SFP is a general partner of A4A, the
                          general partner of A4, and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,010,022
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

  -------------------                                 ------------------
  CUSIP NO. 44860K102                 13G             Page 8 of 30 Pages
  -------------------                                 ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Ellmore C. Patterson Partners ("ECPP")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER

       NUMBER OF     5.   24,260 shares. Arthur C. Patterson ("Patterson")
                          is the general partner of ECPP and may be deemed
        SHARES            to have sole voting power with respect to such
                          shares.
     BENEFICIALLY  ----------------------------------------------------------
                          SHARED VOTING POWER
       OWNED BY      6.

         EACH             0 shares.
                   ----------------------------------------------------------
      REPORTING           SOLE DISPOSITIVE POWER

                     7.   24,260 shares. Patterson is the general partner of
        PERSON ECPP and may be deemed to have sole dispositive power with respect to such shares.
         WITH     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          0 shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      24,260
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    --------------------
  CUSIP NO. 44860K102                      13G             Page 9 of 30 Pages
----------------------                                    --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel VII L.P. ("A7")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      DELAWARE
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                          1,345,624 shares, except that Accel VII Associates
     NUMBER OF            L.L.C. ("A7A"), the general partner of A7, may be
                          deemed to have sole voting powers with respect to such
      SHARES              shares and Alan K. Austin ("Austin"), James W. Breyer
                          ("Breyer"), Arthur C. Patterson ("Patterson"), G.
   BENEFICIALLY           Carter Sednaoui ("Sednaoui"), James R. Swartz
                          ("Swartz"), and J. Peter Wagner ("Wagner"), the
     OWNED BY             managing members of A7A, may be deemed to have shared
                          voting power with respect to such shares.
       EACH        -----------------------------------------------------------
                     6.   SHARED VOTING POWER
    REPORTING
                          See response to row 5.
      PERSON       -----------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER
       WITH
                          1,345,624 shares except that A7A, the general partner
                          of A7 may be deemed to have sole dispositive powers
                          with respect to such shares and Austin, Breyer,
                          Patterson, Sednaoui, Swartz and Wagner, the general
                          partners of A7A, may be deemed to have shared
                          dispositive power with respect to such shares.
                    -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,345,624
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    --------------------
  CUSIP NO. 44860K102                      13G             Page 10 of 30 Pages
----------------------                                    --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Accel VII Associates L.L.C. ("A7A")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      DELAWARE
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                          1,345,624 shares, all of which are directly owned by
     NUMBER OF            Accel VII L.P ("A7"). A7A, the general partner of A7A,
                          may be deemed to have sole power to vote these shares,
      SHARES              and Alan K. Austin ("Austin"), James W. Breyer
                          ("Breyer"), Arthur C. Patterson ("Patterson"). G.
   BENEFICIALLY           Carter Sednaoui ("Sednaoui"), James R. Swartz
                          ("Swartz"), and J. Peter Wagner ("Wagner"), the
     OWNED BY             managing member of A7A, may be deemed to have shared
                          power to vote these shares.
       EACH
                   -----------------------------------------------------------
    REPORTING        6.   SHARED VOTING POWER

      PERSON              See response to row 5.
                   -----------------------------------------------------------
       WITH          7.   SOLE DISPOSITIVE POWER

                          1,345,624 shares, all of which are directly owned by A7. A7A, the general partner of A7, may be deemed to have sole power to dispose of these shares and Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of A7A, may be deemed to have shared power to dispose of these shares

                    -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,345,624
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    --------------------
  CUSIP NO. 44860K102                      13G             Page 11 of 30 Pages
----------------------                                    --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel Internet Fund III L.P. ("AIF3")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      DELAWARE
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                          336,406 shares, except that Accel Internet Fund III
                          Associates L.L.C. ("AIF3A"), the general partner of
                          AIF3, may be deemed to have sole voting power with
     NUMBER OF            respect to these shares and that Alan K. Austin
                          ("Austin"), James W. Breyer ("Breyer"), Arthur C.
      SHARES              Patterson ("Patterson"), G. Carter Sednaoui
                          ("Sednaoui"), James R. Swartz ("Swartz"), and J. Peter
   BENEFICIALLY           Wagner ("Wagner"), the managing members of AIF3, may
                          be deemed to have shared voting power with respect to
     OWNED BY             such shares.

       EACH        -----------------------------------------------------------
                     6.   SHARED VOTING POWER
    REPORTING
                          See response to row 5.
      PERSON       -----------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER
       WITH
                          336,406 shares except that AIF3A, the general partner of AIF3 may be deemed to have sole dispositive power with respect to these shares and Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares.

                    -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      336,406
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      1.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                             -------------------------
  CUSIP NO. 44860K102                13G                Page 12 of 30 Pages
------------------------                             -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel Internet Fund III Associates L.L.C. ("AIF3A")
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          336,406 shares, all of which are directly owned by
                          Accel Internet Fund III L.P. ("AIF3").  AIF3A, the
                          general partner of AIF3, may be deemed to have sole
                          power to vote these shares, and Alan K. Austin
     NUMBER OF            ("Austin"), James W. Breyer ("Breyer"), Arthur C.
                          Patterson ("Patterson"), G. Carter Sednaoui
      SHARES              ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
                          Wagner ("Wagner"), the managing members of AIF3A, may
   BENEFICIALLY           be deemed to have shared power to vote these shares.
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     6.
       EACH               See response to row 5.
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7.
      PERSON              336,406 shares, all of which are directly owned by
                          AIF3. AIF3A, the general partner of AIF3, may be
       WITH               deemed to have sole power to dispose of these shares
                          and Austin, Breyer, Patterson, Sednaoui, Swartz and
                          Wagner, the managing members of AIF3A, may be deemed
                          to have shared power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      336,406
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      1.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------
                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                             -------------------------
  CUSIP NO. 44860K102                13G                Page 13 of 30 Pages
------------------------                             -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Accel Investors '99 L.P. ("AI99")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          166,354 shares, except that James W. Breyer
                          ("Breyer"),  Arthur C. Patterson ("Patterson"),
                          G. Carter Sednaoui ("Sednaoui"), James R. Swartz
     NUMBER OF            ("Swartz") and J. Peter Wagner ("Wagner"), the
                          general partners of AI99, may be deemed to have
      SHARES              shared voting power with respect to such shares.

   BENEFICIALLY    -----------------------------------------------------------
                          SHARED VOTING POWER
     OWNED BY        6.
                          See response to row 5.
       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        7.
                          166,354 shares, except that Breyer, Patterson,
      PERSON              Sednaoui, Swartz and Wagner, the general partners of
                          AI99, may be deemed to have shared dispositive power
       WITH               with respect to such shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      166,354
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      0.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------
                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                             -------------------------
  CUSIP NO. 44860K102                13G                Page 14 of 30 Pages
------------------------                             -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Alan K. Austin ("Austin")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                         SOLE VOTING POWER
                     5.
                         0 shares.
                  -----------------------------------------------------------
                         SHARED VOTING POWER
                    6.
                         1,682,030 shares, of which 1,345,624 are shares
     NUMBER OF           directly owned by Accel VII L.P. ("A7") and 336,406
                         are shares directly owned by Accel Internet Fund III
      SHARES             L.P. ("AIF3"). Austin is a managing member of Accel
                         VII Associates L.L.C. ("A7A"), the general partner of
   BENEFICIALLY          A7, and a managing member of Accel Internet Fund III
                         Associates L.L.C. ("AIF3A"), the general partner of
     OWNED BY            AIF3, and may be deemed to have shared voting power
                         with respect to such shares.
       EACH       -----------------------------------------------------------
                         SOLE DISPOSITIVE POWER
    REPORTING       7.
                         0 shares
      PERSON      -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
       WITH          8.
                         1,682,030 shares, of which 1,345,624 are shares
                         directly owned by A7 and 336,406 are shares directly
                         owned by AIF3. Austin is a managing member of A7A, the
                         general partner of A7, and a managing member of AIF3A,
                         the general partner of AIF3, and may be deemed to have
                         shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,682,030
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      7.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                             -------------------------
  CUSIP NO. 44860K102                13G                Page 15 of 30 Pages
------------------------                             -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      James W. Breyer ("Breyer")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          0 shares
                     -----------------------------------------------------------
                          SHARED VOTING POWER
                     6.
                          2,926,702 shares, of which 1,010,022 are shares
                          directly owned by Accel IV L.P. ("A4"), 20,952 are
                          shares directly owned by Accel Keiretsu L.P. ("AK"),
                          47,344 are shares directly owned by Accel Investors
                          '95 L.P. ("AI95"), 1,345,624 are shares directly owned
                          by Accel VII L.P. ("A7"), 336,406 are shares directly
                          owned by Accel Internet Fund III L.P. ("AIF3") and
                          166,354 are shares directly owned by Accel Investors
                          '99 L.P. ("AI99"). Breyer is a general partner of
     NUMBER OF            Accel IV Associates L.P. ("A4A"), the general partner
                          of A4, an officer of Accel Partners & Co., Inc.
      SHARES              ("AP&C"), the general partner of AK, a general partner
                          of AI95, a managing member of Accel VII Associates
   BENEFICIALLY           L.L.C. ("A7A"), the general partner of A7, a managing
                          members of Accel Internet Fund III Associates L.L.C.
     OWNED BY             ("AIF3A"), the general partner of AIF3, and a general
                          partner of AI99 and may be deemed to have shared
       EACH               voting power with respect to such shares.
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7.
      PERSON              0 shares
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8.
                          2,926,702 shares, of which 1,010,022 are shares
                          directly owned by A4, 20,952 are shares directly owned
                          by AK, 47,344 are shares directly owned by AI95,
                          1,345,624 are shares directly owned by A7, 336,406 are
                          shares directly owned by AIF3 and 166,354 are shares
                          directly owned by AI99. Breyer is a general partner of
                          A4A, the general partner of A4, an officer of AP&C,
                          the general partner of AK, a general partner of AI95,
                          a managing member of A7A, the general partner of A7,a
                          managing member of AIF3A, the general partner of AIF3
                          and a general partner of AI99 and may be deemed to
                          have shared dispositive power with respect to such
                          shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,926,702
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      13.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                             -------------------------
  CUSIP NO. 44860K102                13G                Page 16 of 30 Pages
------------------------                             -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Luke B. Evnin ("Evnin")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U. S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.   0 shares
                     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.   1,057,366 shares, of which 1,010,022 are shares
   BENEFICIALLY           directly owned by Accel IV L.P. ("A4") and 47,344 are
                          shares directly owned by Accel Investors '95 ("AI95").
     OWNED BY             Evnin is a general partner of Accel IV Associates L.P.
                          ("A4A"), the general partner of A4, and a general
       EACH               partner of AI95 and may be deemed to have shared
                          voting power with respect to such shares.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.   0 shares
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8.   1,057,366 shares, of which 1,010,022 are shares
                          directly owned by A4 and 47,344 are shares directly
                          owned by AI95. Evnin is a general partner of A4A, the
                          general partner of A4, and a general partner of AI95
                          and may be deemed to have shared dispositive power
                          with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,057,366
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      4.88%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                             -------------------------
  CUSIP NO. 44860K102                13G                Page 17 of 30 Pages
------------------------                             -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Eugene D. Hill, III ("Hill")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U. S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.   0 shares
                     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.   1,057,366 shares, of which 1,010,022 are shares
   BENEFICIALLY           directly owned by Accel IV L.P. ("A4") and 47,344 are
                          shares directly owned by Accel Investors '95 ("AI95").
     OWNED BY             Hill is a general partner of Accel IV Associates L.P.
                          ("A4A"), the general partner of A4, and a general
       EACH               partner of AI95 and may be deemed to have shared
                          voting power with respect to such shares.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.   0 shares
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8.   1,057,366 shares, of which 1,010,022 are shares
                          directly owned by A4 and 47,344 are shares directly
                          owned by AI95. Hill is a general partner of A4A, the
                          general partner of A4, and a general partner of AI95
                          and may be deemed to have shared dispositive power
                          with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,057,366
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      4.88%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                             -------------------------
  CUSIP NO. 44860K102                13G                Page 18 of 30 Pages
------------------------                             -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Paul H. Klingenstein ("Klingenstein")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U. S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.   0 shares
                     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.   1,057,366 shares, of which 1,010,022 are shares
   BENEFICIALLY           directly owned by Accel IV L.P. ("A4"), and 47,344 are
                          shares directly owned by Accel Investors '95 L.P.
     OWNED BY             ("AI95"). Klingenstein is a general partner of Accel
                          IV Associates L.P. ("A4A"), the general partner of A4,
       EACH               and a general partner of AI95 and may be deemed to
                          have shared voting power with respect to such shares.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.   0 shares
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8.   1,057,366 shares, of which 1,010,022 are shares
                          directly owned by A4, and 47,344 are shares directly
                          owned by AI95. Klingenstein is a general partner of
                          A4A, the general partner of A4, and a general partner
                          of AI95 and may be deemed to have shared dispositive
                          power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,057,366
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      4.88%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                         ------------------------
  CUSIP NO. 44860K102                   13G                Page 19 of 30 Pages
-----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Arthur C. Patterson ("Patterson")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   24,260 shares, all of which are directly owned by
     NUMBER OF            Ellmore C. Patterson Partners ("ECPP"). Patterson is
                          the general partner of ECPP and may be deemed to have
      SHARES              sole voting power with respect to such shares.
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6.   2,926,702 shares, of which 1,010,022 are shares
     OWNED BY             directly owned by Accel IV L.P. ("A4"), 20,952 are
                          shares directly owned by Accel Keiretsu L.P. ("AK"),
       EACH               47,344 are shares directly owned by Accel Investors
                          '95 L.P. ("AI95"), 1,345,624 are shares directly owned
    REPORTING             by Accel VII L.P. ("A7"), 336,406 are shares directly
                          owned by Accel Internet Fund III L.P. ("AIF3") and
      PERSON              166,354 are shares directly owned by Accel Investors
                          '99 L.P. ("AI99"). Patterson is a general partner of
       WITH               Accel IV Associates L.P. ("A4A"), the general partner
                          of A4, an officer of Accel Partners & Co., Inc.
                          ("AP&C"), the general partner of AK, a general partner
                          of AI95, a managing member of Accel VII Associates
                          L.L.C. ("A7A"), the general partner of A7, a managing
                          member of Accel Internet Fund III Associates L.L.C.
                          ("AIF3A"), the general partner of AIF3, and a general
                          partner of AI99 and may be deemed to have shared
                          voting power with respect to such shares.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.   24,260 shares, all of which are directly owned by
                          Ellmore C. Patterson Partners ("ECPP"). Patterson is
                          the general partner of ECPP and may be deemed to have
                          sole dispositive power with respect to such shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   2,926,702 shares, of which 1,010,022 are shares
                          directly owned by A4, 20,952 are shares directly owned
                          by AK, 47,344 are shares directly owned by AI95,
                          1,345,624 are shares directly owned by A7, 336,406 are
                          shares directly owned by AIF3 and 166,354 are shares
                          directly owned by AI99. Patterson is a general partner
                          of A4A, the general partner of A4, an officer of AP&C,
                          the general partner of AK, a general partner of AI95,
                          a managing member of A7A, the general partner of A7, a
                          managing member of AIF3A, the general partner of AIF3,
                          and a general partner of AI99 and may be deemed to
                          have shared dispositive power with respect to such
                          shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,950,962
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      13.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                         ------------------------
  CUSIP NO. 44860K102                   13G                Page 20 of 30 Pages
-----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      G. Carter Sednaoui ("Sednaoui")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   0 shares
     NUMBER OF     -----------------------------------------------------------
                          SHARED VOTING POWER
      SHARES         6.   2,926,702 shares, of which 1,010,022 are shares
                          directly owned by Accel IV L.P. ("A4"), 20,952 are
   BENEFICIALLY           shares directly owned by Accel Keiretsu L.P. ("AK"),
                          47,344 are shares directly owned by Accel Investors
     OWNED BY             '95 L.P. ("AI95"), 1,345,624 are shares directly owned
                          by Accel VII L.P. ("A7"), 336,406 are shares directly
       EACH               owned by Accel Internet Fund III L.P. ("AIF3") and
                          166,354 are shares directly owned by Accel Investors
    REPORTING             '99 L.P. ("AI99"). Sednaoui is a general partner of
                          Accel IV Associates L.P. ("A4A"), the general partner
      PERSON              of A4, an officer of Accel Partners & Co., Inc.
                          ("AP&C"), the general partner of AK, a general partner
       WITH               of AI95, a managing member of Accel VII Associates
                          L.L.C. ("A7A"), the general partner of A7, a managing
                          member of Accel Internet Fund III Associates L.L.C.
                          ("AIF3A"), the general partner of AIF3, and a general
                          partner of AI99 and may be deemed to have shared
                          voting power with respect to such shares.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.   0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   2,926,702 shares, of which 1,010,022 are shares
                          directly owned by A4, 20,952 are shares directly owned
                          by AK, 47,344 are shares directly owned by AI95,
                          1,345,624 are shares directly owned by A7, 336,406 are
                          shares directly owned by AIF3 and 166,354 are shares
                          directly owned by AI99. Sednaoui is a general partner
                          of A4A, the general partner of A4, an officer of AP&C,
                          the general partner of AK, a general partner of AI95,
                          a managing member of A7A, the general partner of A7, a
                          managing member of AIF3A, the general partner of AIF3,
                          and a general partner of AI99 and may be deemed to
                          have shared dispositive power with respect to such
                          shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,926,702
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      13.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                        -------------------------
  CUSIP NO. 44860K102                  13 G              Page 21 of 30 Pages
-----------------------------                        -------------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               James R. Swartz ("Swartz")
               Tax ID Number:
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY           2,926,702 shares, of which 1,010,022 are shares
                          directly owned by Accel IV L.P., ("A4"), 20,952 are
     OWNED BY             shares directly owned by Accel Kieretsu L.P. ("AK"),
                          47,344 are shares directly owned by Accel Investors
       EACH               '95 L.P. ("AI95"), 1,345,624 are shares directly
                          owned by Accel VII L.P. ("A7"), 336,406 are shares
    REPORTING             directly owned by Accel Internet Fund III L.P.
                          ("AIF3") and 166,354 are shares directly owned by
      PERSON              Accel Investors '99 L.P. ("AI99"). Swartz is a
                          general partner of Accel IV Associates, L.P. ("A4A"),
       WITH               the general partner of A4, an officer of Accel
                          Partners & Co., Inc. ("AP&C"), the general partner of AK, a general partner of A195, a managing member of Accel VII Associates L.L.C. ("A7A"), the general partner of A7, a managing member of Accel Internet
                          Funds III Associates L.L.C. ("AIF3A"), the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared voting power with respect to such shares.

                   -----------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER


                          0 shares
                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          2,926,702 shares, of which 1,010,022 are shares directly owned by A4, 20,951 are shares directly owned by AK, 47,344 are shares directly owned by AI95, 1,345,624 are shares directly owned by A7, 336,406 are shares directly owned by AIF3 and 16,354 are shares directly owned by AI99. Swartz is a general partner of A4A, the general partner of A4, and officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared dispositive power with respect to such shares.

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,926,702
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.5%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                    *  SEE INSTRUCTIONS BEFORE FILING OUT!

-----------------------------                        -------------------------
  CUSIP NO. 44860K102                  13 G              Page 22 of 30 Pages
-----------------------------                        -------------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               J. Peter Wagner ("Wagner")
               Tax ID Number:
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S. Citizen
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY           1,848,384 shares, of which 1,345,624 are shares
                          directly owned by Accel VII L.P. ("A7"), 336,406 are
     OWNED BY             shares directly owned by Accel Internet Fund III L.P.
                          ("AIF3") and 166,354 are shares directly owned by
       EACH               Accel Investors '99 L.P. ("AI99"). Wagner is a
                          managing member of Accel VII Associates L.L.C.
    REPORTING             ("A7A"), the general partner of A7, a managing member
                          of Accel Internet Fund III Associates L.L.C.
      PERSON              ("AIF3A"), the general partner of AIF3, and a general
                          partner of AI99 and may be deemed to have shared
       WITH               voting power with respect to such shares.

                   -----------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER
                          0 shares.


                   -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          1,848,384 shares, of which 1,345,624 are shares directly owned by A7, 336,406 are shares directly owned by AIF3 and 166,354 are shares directly owned by AI99. Wagner is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner AIF3, and a general partner of AI99 and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,848,384
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.5%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                    *  SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a).   NAME OF ISSUER:
             --------------

             Hybrid Networks, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             ------------------------------------------------

             6409 Guadalupe Mines Road
             San Jose, CA 95120

ITEM 2(a).   NAME OF PERSONS FILING:
             -----------------------

             This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '95 L.P., a Delaware limited partnership ("AI95"), Accel VII L.P., a Delaware limited partnership ("A7"), Accel VII Associates L.L.C., a Delaware limited liability company and the general partner of A7 ("A7A"), Accel Internet Fund III L.P., a Delaware limited partnership ("AIF3"), Accel Internet Fund III Associates L.L.C. ("AIF3A"), a Delaware limited liability company and the general partner of AIF3, Accel Investors '99 L.P. ("AI99"), a Delaware limited partnership, Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership , the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, Alan K. Austin ("Austin"), a managing member of A7A and AIF3A, James W. Breyer ("Breyer"), a general partner of A4A, AI95 and AI99, an officer of AP&C, and a managing member of A7A and AIF3A, Luke B. Evnin ("Evnin"), a general partner of A4A and AI95, Eugene D. Hill, III ("Hill"), a general partner of A4A and AI95, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and AI95, Arthur C. Patterson ("Patterson"), a general partner of ECPP, A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A, James R. Swartz ("Swartz"), a general partner of SFP, A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A and J. Peter Wagner ("Wagner"), a managing member of A7A and AIF3A and a general partner of AI99. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

             A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. A7A, the general partner of A7, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A7. AIF3A, the general partner of AIF3, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF3. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI95 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI95. Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner are managing members of A7A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A7. Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner are managing members of AIF3A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF3. Breyer, Patterson, Sednaoui, Swartz and Wagner are general partners of AI99 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            -------------------------------------------------------------

            The address of the principal business office for each of the Reporting Persons is:

            428 University Avenue
            Palo Alto, CA  94301

ITEM 2(c)   CITIZENSHIP:
            ------------

            A4, AK, AI95, A4A, SFP, ECPP, A7, AIF3 and AI99 are Delaware limited partnerships. A7A and AIF3A are Delaware limited liability companies. AP&C is a Delaware Corporation. Austin, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            -----------------------------

            Common Stock

ITEM 2(e).  CUSIP NUMBER:
            -------------

            CUSIP # 44860K102

ITEM 3.     Not Applicable
            --------------

ITEM 4.  OWNERSHIP:
         ----------

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:
                    -------------------------

                    See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:
                    ----------------

                    See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:
                    --------------------------------------------

                       (i)   Sole power to vote or to direct the vote:
                             ----------------------------------------

                             See Row 5 of cover page for each Reporting Person.

                       (ii)  Shared power to vote or to direct the vote:
                             ------------------------------------------

                             See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the disposition
                             ---------------------------------------------------
                             of:
                             --

                             See Row 7 of cover page for each Reporting Person.


                       (iv)  Shared power to dispose or to direct the
                             ----------------------------------------
                             disposition of:
                             --------------

                             See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
         ---------------------------------------------

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         ---------------------------------------------------------------

         Under certain circumstances set forth in the partnership agreements of A4, AK, AI95, A4A, SFP, ECPP, A7, AIF3 and AI99, the limited liability company agreements of A7A and AIF3A and the operating agreement of AP&C, the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner, member or shareholder.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         --------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         ---------------------------------------------------------

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
         ------------------------------

         Not applicable

ITEM 10. CERTIFICATION:
         -------------

         Not applicable

                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001



Entities:
Accel IV L.P.
Accel Keiretsu L.P.
Accel Investors '95 L.P.
Accel IV Associates L.P.
Accel Partners & Co. Inc.                               By:   /s/ G. Carter Sednaoui
Swartz Family Partnership L.P.                             -------------------------------------------
Accel VII L.P.                                                G. Carter Sednaoui, Attorney-in-fact
Accel VII Associates L.L.C.                                   for above-listed entities
Accel Internet Fund III L.P.
Accel Internet Fund III Associates L.L.C.
Accel Investors '99 L.P.
Ellmore C. Patterson Partners

Individuals:

Alan K. Austin
James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson                                     By:   /s/ G. Carter Sednaoui
G. Carter Sednaoui                                         -------------------------------------------
James R. Swartz                                               G. Carter Sednaoui, Individually and as
J. Peter Wagner                                               Attorney-in-fact for above-listed individuals

                                 EXHIBIT INDEX
                                 -------------
                                                                 Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:  Agreement of Joint Filing                                29

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact      30